Exhibit 3.11

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

                FIRST: The name of the limited liability company is Brand Scaffold Services, LLC (the “Company”).

                SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the Company’s registered agent is The Corporation Trust Company.

                THIRD: The duration of the Company is perpetual.

                FOURTH: Except as otherwise provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

                FIFTH: The Company shall indemnify all its managers and members to the fullest extent permitted by the Delaware Limited Liability Company Act, as amended.

                SIXTH: This Certificate of Formation shall become effective as of 6:00 p.m. on January 31, 2005.

                IN WITNESS WHEREOF, the undersigned has executed this Certficiate of Formation of Brand Scaffold Services, LLC this 31th day of January, 2005.

/s/ Raymond L. Edwards
Raymond L. Edwards, Authorized Person